Exhibit 99.1

OPERATING RESULTS FOR THIRD QUARTER
AND FIRST NINE MONTHS OF 2014 ANNOUNCED BY REALTY INCOME

ESCONDIDO, CALIFORNIA, October 29, 2014...Realty Income Corporation (Realty Income, NYSE:O), The Monthly Dividend Company®, today announced operating results for the third quarter ended September 30, 2014. Access to this document is available at www.realtyincome.com. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended September 30, 2014 (as compared to the same quarterly period in 2013):

•     Revenue increased 16.6% to $235.7 million as compared to $202.1 million

•     Net income available to common stockholders per share was $0.26

•     FFO available to common stockholders increased 22.6% to $142.3 million

•     FFO per share increased 8.5% to $0.64

•     AFFO available to common stockholders increased 20.8% to $142.4 million

•     AFFO per share increased 6.7% to $0.64

•     Same store rents increased 1.4%

•     Portfolio occupancy increased to 98.3% from 98.1%

•     Invested $182.1 million in 49 new properties and properties under development or expansion

•     Increased the monthly dividend in September for the 77th time and for the 68th consecutive quarter

•     Dividends paid per common share increased 0.6%

•     Celebrated 20-year anniversary as a New York Stock Exchange listed company

•     Generated net proceeds of $246.3 million from a 4.125% 12-yr notes offering

Financial Results

Revenue

Revenue for the quarter ended September 30, 2014 increased 16.6% to $235.7 million, as compared to $202.1 million for the same quarter in 2013. Revenue for the nine months ended September 30, 2014 increased 21.6% to $685.9 million, as compared to $564.0 million for the same period in 2013.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended September 30, 2014 was $57.9 million, as compared to $41.1 million for the same quarter in 2013. Net income per share for the quarter ended September 30, 2014 was $0.26, as compared to $0.21 for the same quarter in 2013.

Net income available to common stockholders for the nine months ended September 30, 2014 was $156.5 million, as compared to $149.8 million for the same period in 2013. Net income per share for the nine months ended September 30, 2014 was $0.72, as compared to $0.80 for the same period in 2013.

Net income available to common stockholders per share for the quarter and nine months ended September 30, 2014 was impacted by a $6.0 million non-cash redemption charge on the Class E preferred shares that were redeemed in October 2014, which represents $0.03 net income per share.  This charge is for the excess in redemption value over the carrying value of the Class E preferred stock, and represents the original issuance cost that was paid in 2006.  Net income available to common stockholders in the first nine months of 2013 was impacted by an unusually large gain on sale of real estate, which represented $0.18 net income per share.

The calculation to determine net income for a real estate company includes impairments and/or gains on property sales. Impairments and/or gains on property sales vary from quarter to quarter. This variance can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)

FFO for the quarter ended September 30, 2014 increased 22.6% to $142.3 million, as compared to $116.1 million for the same quarter in 2013. FFO per share for the quarter ended September 30, 2014 increased 8.5% to $0.64, as compared to $0.59 for the same quarter in 2013.

FFO for the nine months ended September 30, 2014 increased 24.2% to $419.2 million, as compared to $337.4 million for the same period in 2013. FFO per share for the nine months ended September 30, 2014 increased 7.8% to $1.93, as compared to $1.79 for the same period in 2013.

FFO per share for the quarter and nine months ended September 30, 2014 was impacted by a $6.0 million non-cash redemption charge on the Class E preferred shares that were redeemed in October 2014, which represents $0.03 FFO per share.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)

AFFO for the quarter ended September 30, 2014 increased 20.8% to $142.4 million, as compared to $117.9 million for the same quarter in 2013. AFFO per share for the quarter ended September 30, 2014 increased 6.7% to $0.64, as compared to $0.60 for the same quarter in 2013.

AFFO for the nine months ended September 30, 2014 increased 23.4% to $416.3 million, as compared to $337.4 million for the same period in 2013. AFFO per share for the nine months ended September 30, 2014 increased 7.3% to $1.92, as compared to $1.79 for the same period in 2013.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate, reduced by gains on sales of investment properties and extraordinary items. FFO, for the quarter and nine months ended September 30, 2013 has also been normalized to add back merger-related costs for the acquisition of ARCT. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. See the reconciliations of net income available to common stockholders to FFO and AFFO on page seven.

Dividend Information

In September 2014, Realty Income announced the 68th consecutive quarterly dividend increase, which is the 77th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange in 1994. The annualized dividend amount, as of September 30, 2014, was approximately $2.197 per share. The amount of monthly dividends paid per share increased 0.6% to $0.548 in the third quarter of 2014 compared to $0.545 for the same period in 2013. In addition, through September 30, 2014, the company has paid 530 consecutive monthly dividends and over $3.1 billion in total dividends since 1969. Realty Income has a dividend reinvestment and stock purchase program that can be accessed at www.realtyincome.com. The program is administered by Wells Fargo Shareowner Services.

Real Estate Portfolio Update

As of September 30, 2014, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 4,284 properties located in 49 states and Puerto Rico, leased to 231 commercial tenants doing business in 47 industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 10.4 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under 10 to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of September 30, 2014, portfolio occupancy was 98.3% with 74 properties available for lease out of a total of 4,284 properties in the portfolio, as compared to 98.1% portfolio occupancy, or 73 properties available for lease, as of September 30, 2013.

Since June 30, 2014, when we reported 74 properties available for lease, we had 81 lease expirations, re-leased 77 properties and sold four properties. Of the 77 properties re-leased during the third quarter of 2014, 71 properties were re-leased to either existing or new tenants without vacancy, and six were re-leased to a new tenant after a period of vacancy. The annual new rent of $16.3 million on these leases is equal to the previous rent on these same properties.

Rent Increases

During the quarter ended September 30, 2014, same store rents, on 2,756 properties under lease, increased 1.4% to $129.4 million, as compared to $127.6 million, for the same quarter in 2013. For the nine months ended September 30, 2014, same store rents, on 2,756 properties under lease, increased 1.5% to $388.0 million, as compared to $382.3 million, for the same period in 2013.

Property Acquisitions

During the third quarter of 2014, Realty Income invested $182.1 million in 49 new properties and properties under development or expansion, located in 26 states. These properties are 100% leased with a weighted average lease term of approximately 11.2 years and an initial average lease yield of 7.4%. The tenants occupying the new properties operate in 15 industries, and the property types consist of 96.0% retail and 4.0% industrial and distribution, based on rental revenue. Approximately 53% of the revenue generated from acquisitions during the third quarter of 2014 is from investment grade tenants.

During the nine months ended September 30, 2014, Realty Income invested approximately $1.24 billion in 439 new properties and properties under development or expansion. The new properties are located in 42 states and are 100% leased with a weighted average lease term of approximately 12.6 years and an initial average lease yield of 7.1%. The tenants occupying the new properties operate in 27 industries, and the property types consist of 85.6% retail, 7.2% office, 5.8% industrial and distribution, and 1.4% manufacturing, based on rental revenue. Approximately 70% of the revenue generated from the year-to-date 2014 acquisitions is from investment grade tenants.

Realty Income maintains a $1.5 billion unsecured acquisition credit facility, which is used to fund property acquisitions in the near term. As of September 30, 2014, approximately $1.46 billion was available on the credit facility to fund additional acquisitions.

Property Dispositions

During the quarter ended September 30, 2014, Realty Income sold 11 properties for $33.8 million, with a gain on sales of $11.0 million, as compared to 19 properties sold for $22.4 million, with a gain on sales of $6.2 million, during the same quarter in 2013.

During the nine months ended September 30, 2014, Realty Income sold 28 properties for $53.6 million, with a gain on sales of $16.8 million, as compared to 53 properties sold for $106.1 million, with a gain on sales of $50.5 million, during the same period in 2013.

Other Activities

Redeemed All Outstanding Shares of 6.75% Monthly Income Class E Preferred Stock

In October, Realty Income redeemed all 8,800,000 outstanding shares of the company’s 6.75% Monthly Income Class E Preferred Stock. The shares were redeemed at $25 per share (par), plus accrued and unpaid dividends to the redemption date of October 24, 2014. The issuance of the redemption notice for the Class E Preferred Stock prior to the end of the quarter required us to reclassify $220.0 million of preferred stock from stockholders’ equity to liabilities on our consolidated balance sheet at September 30, 2014.

Issued $250 Million of 4.125% 12-yr Senior Unsecured Notes

In September 2014, Realty Income issued $250 million of 4.125% senior unsecured notes due 2026. The public offering price for the notes was 99.499% of the principal amount for an effective yield to maturity of 4.178%. The net proceeds of approximately $246.3 million from the offering were used to repay the borrowings outstanding under the company’s acquisition credit facility.  In October 2014, we utilized our acquisition credit facility to redeem our 6.75% Monthly Income Class E Preferred Stock.

Direct Stock Purchase and Dividend Reinvestment Plan

During the third quarter of 2014, Realty Income issued 50,567 common shares via its Plan, generating gross proceeds of approximately $2.2 million. During the first nine months of 2014, Realty Income issued 1,290,872 common shares via its Plan, generating gross proceeds of approximately $56.6 million.

CEO Comments on Operating Results

Commenting on Realty Income’s results and real estate operations, Chief Executive Officer, John P. Case, said, “We achieved solid performance in the third quarter with AFFO per share increasing by nearly 7% to $0.64. Our portfolio is performing well as we continue to execute our disciplined investment strategy. Additionally, we celebrated our 20th anniversary as a listed company on the New York Stock Exchange. During the 20 years since our listing, we have increased the dividend every year, achieving a compounded average annual dividend growth rate of 4.6%.”

“The third quarter was our most active quarter this year from a portfolio management standpoint. We re-leased 77 out of 81 properties with expiring leases, recapturing 100% of expiring rents while maintaining portfolio occupancy at 98.3%. Our same store rent year-to-date increased by 1.5% as compared to the same period last year. During the quarter, we also accelerated our dispositions activity with the sale of 11 assets for $33.8 million. We now expect to sell approximately $100 million of properties for the year.”

“During the quarter, we completed $182.1 million in acquisitions at an initial average lease yield of 7.4%. We sourced over $7 billion in acquisitions opportunities during the quarter and more than $20 billion for the year, so we continue to see plenty of investment options. We remain selective as, year-to-date, we have completed $1.24 billion in acquisitions.  We expect approximately $1.4 billion in acquisitions for 2014 which would make this our second most acquisitive year in the company’s history.  We continue to finance our acquisitions activities conservatively, with our balance sheet being two-thirds equity and one-third predominately long-term, fixed rate debt.”

“Additionally, we are initiating 2015 AFFO per share guidance of $2.66 - $2.71 which reflects earnings growth of approximately 4% - 6% over the midpoint of our estimated 2014 guidance.”

FFO and AFFO Commentary

Realty Income’s FFO and AFFO per share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the company’s revenue. There are, however, several factors that can cause FFO and AFFO per share to vary from levels that have been anticipated by the company. These factors include, but are not limited to, changes in interest rates and occupancy rates, periodically accessing the capital markets, the level and timing of property and entity acquisitions and dispositions, lease rollovers, the general real estate market, and the economy.

2014 Earnings Estimates

FFO per share for 2014 should range from $2.57 to $2.60, an increase of 6.6% to 7.9% over 2013 FFO (normalized to exclude 2013 ARCT merger-related costs) per share of $2.41. FFO per share for 2014 is based on a net income per share range of $0.90 to $0.93, plus estimated real estate depreciation of $1.75 per share, and reduced by potential estimated gains on sales of investment properties of $0.08 per share (in accordance with NAREIT’s definition of FFO).  We reduced our FFO per share guidance for 2014 primarily as a result of the $6.0 million non-cash redemption charge on our Class E preferred shares that were redeemed in October 2014.

AFFO per share for 2014 should range from $2.55 to $2.57, an increase of 5.8% to 6.6% over the 2013 AFFO per share of $2.41. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of the company’s ongoing operating performance.

2015 Earnings Estimates

FFO per share for 2015 should range from $2.67 to $2.72, an increase of 3% to 5% over the midpoint of the 2014 estimated FFO per share projection. FFO per share for 2015 is based on a net income per share range of $0.94 to $0.99, plus estimated real estate depreciation of $1.79 per share, and reduced by potential estimated gains on sales of investment properties of $0.06 per share (in accordance with NAREIT’s definition of FFO).

AFFO per share for 2015 should range from $2.66 to $2.71, an increase of 4% to 6% over the midpoint of the 2014 estimated AFFO per share projection. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of the company’s ongoing operating performance.

About Realty Income

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of September 30, 2014, the company had paid 530 consecutive monthly dividends throughout its 45-year operating history. The monthly income is supported by the cash flows from over 4,200 properties owned under long-term lease agreements with 231 leading regional and national commercial tenants. The company is an active buyer of net-leased properties nationwide. Additional information about the company can be obtained from the corporate website at www.realtyincome.com or www.twitter.com/realtyincome.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors: Realty Income press releases are available via the internet at http://www.realtyincome.com/invest/newsroom-library/press-releases.shtml.

Media Contact:

Jonathan Pong, CFA, CPA

Associate Vice President,

Capital Markets & Investor Relations

(760) 741-2111 ext. 1177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts - unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/14	Ended 9/30/13	Ended 9/30/14	Ended 9/30/13
REVENUE

Rental	$226,832	$195,332	$662,822	$543,219

Tenant reimbursements	8,275	5,107	20,872	15,619

Other	606	1,642	2,238	5,207

Total revenue	235,713	202,081	685,932	564,045

EXPENSES

Depreciation and amortization	95,260	80,822	278,124	221,476

Interest	52,814	49,836	157,246	130,667

General and administrative	11,025	16,640	35,499	40,356

Property (including reimbursable)	12,770	8,466	33,474	25,792

Income taxes	697	569	2,358	1,770

Provisions for impairment	495	-	2,676	290

Merger-related costs	-	240	-	12,875

Total expenses	173,061	156,573	509,377	433,226

Gain on sales of real estate	10,975	-	14,211	-

Income from continuing operations	73,627	45,508	190,766	130,819

Income from discontinued operations	-	6,399	3,097	50,831

Net income	73,627	51,907	193,863	181,650

Net income attributable to noncontrolling interests	(344)	(336)	(1,016)	(422)

Net income attributable to the Company	73,283	51,571	192,847	181,228

Preferred stock dividends	(9,327)	(10,482)	(30,292)	(31,447)

Excess of redemption value over carrying value of preferred shares subject to redemption	(6,015)	-	(6,015)	-

Net income available to common stockholders	$57,941	$41,089	$156,540	$149,781

Funds from operations available to common stockholders (FFO)	$142,259	$116,146	$419,170	$337,400

Adjusted funds from operations available to common stockholders (AFFO)	$142,429	$117,919	$416,255	$337,439

Per share information for common stockholders:

Income from continuing operations, basic and diluted	$0.26	$0.18	$0.71	$0.53

Net income, basic and diluted	$0.26	$0.21	$0.72	$0.80

FFO:
Basic	$0.64	$0.59	$1.93	$1.80

Diluted	$0.64	$0.59	$1.93	$1.79

AFFO:
Basic	$0.64	$0.60	$1.92	$1.80

Diluted	$0.64	$0.60	$1.92	$1.79

Cash dividends paid per common share	$0.548	$0.545	$1.642	$1.602

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/14	Ended 9/30/13	Ended 9/30/14	Ended 9/30/13

Net income available to common stockholders	$57,941	$41,089	$156,540	$149,781
Depreciation and amortization:
Continuing operations	95,260	80,822	278,124	221,476
Discontinued operations	-	443	-	1,590
Depreciation of furniture, fixtures and equipment	(125)	(76)	(320)	(203)
Provisions for impairment on investment properties:
Continuing operations	495	-	2,676	290
Discontinued operations	-	76	-	2,738
Gain on sale of investment properties:
Continuing operations	(10,975)	-	(14,211)	-
Discontinued operations	-	(6,163)	(2,607)	(50,467)
Merger-related costs (1)	-	240	-	12,875
FFO adjustments allocable to noncontrolling interests	(337)	(285)	(1,032)	(680)

FFO available to common stockholders	$142,259	$116,146	$419,170	$337,400

FFO per common share:
Basic	$0.64	$0.59	$1.93	$1.80
Diluted	$0.64	$0.59	$1.93	$1.79
Distributions paid to common stockholders	$122,092	$106,875	$356,735	$298,544
FFO in excess of distributions paid to common stockholders	$20,167	$9,271	$62,435	$38,856

Weighted average number of common shares used for FFO:
Basic	222,061,661	195,768,298	216,804,815	187,805,222
Diluted	222,236,071	196,619,866	216,830,013	188,399,848

(1)	FFO for the three and nine months ended September 30, 2013, has been normalized to exclude ARCT merger-related costs.

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on sales of investment properties and extraordinary items.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/14	Ended 9/30/13	Ended 9/30/14	Ended 9/30/13

Net income available to common stockholders	$57,941	$41,089	$156,540	$149,781

Cumulative adjustments to calculate FFO (1)	84,318	75,057	262,630	187,619

FFO available to common stockholders	142,259	116,146	419,170	337,400

Excess of redemption value over carrying value of Class E preferred share redemption	6,015	-	6,015	-

Amortization of share-based compensation	2,204	6,737	7,653	14,235

Amortization of deferred financing costs (2)	1,235	1,196	3,476	3,217

Amortization of net mortgage premiums	(2,285)	(2,518)	(7,060)	(6,959)

(Gain) loss on early extinguishment of mortgage debt	(2,909)	-	(3,528)	-

(Gain) loss on interest rate swaps	(633)	596	409	(690)

Capitalized leasing costs and commissions	(188)	(369)	(655)	(1,143)

Capitalized building improvements	(1,616)	(2,239)	(3,883)	(4,759)

Straight-line rent	(3,851)	(3,656)	(11,764)	(10,111)

Amortization of above and below-market leases	2,166	2,026	6,374	6,249

AFFO adjustments allocable to noncontrolling interests	32	-	48	-

AFFO available to common stockholders	$142,429	$117,919	$416,255	$337,439

AFFO per common share:

Basic	$0.64	$0.60	$1.92	$1.80

Diluted	$0.64	$0.60	$1.92	$1.79

Distributions paid to common stockholders	$122,092	$106,875	$356,735	$298,544

AFFO in excess of distributions paid to common stockholders	$20,337	$11,044	$59,520	$38,895

Weighted average number of common shares used for AFFO:
Basic	222,061,661	195,768,298	216,804,815	187,805,222
Diluted	222,236,071	196,619,866	216,830,013	188,399,848

(1)	See FFO calculation above for reconciling items.

(2)

Includes the amortization of costs incurred and capitalized when our notes were issued in March 2003, November 2003, March 2005, September 2005, September 2006, September 2007, June 2010, June 2011, October 2012, July 2013, June 2014 and September 2014. Additionally, this includes the amortization of deferred financing costs incurred and capitalized in connection with our assumption of our mortgages payable and the issuance of our term loan. The deferred financing costs are being amortized over the lives of the respective mortgages and term loan. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

HISTORICAL FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

(dollars in thousands, except per share amounts)

For the three months ended September 30,	2014	2013	2012	2011	2010

Net income available to common stockholders	$57,941	$41,089	$26,976	$34,717	$25,591

Depreciation and amortization	95,135	81,189	37,822	31,837	24,132

Provisions for impairment on investment properties	495	76	667	169	84

Gain on sales of investment properties	(10,975)	(6,163)	(2,045)	(3,149)	(1,919)

Merger-related costs	-	240	5,495	-	-

FFO adjustments allocable to noncontrolling interests	(337)	(285)	-	-	-

FFO	$142,259	$116,146	$68,915	$63,574	$47,888

FFO per diluted share	$0.64	$0.59	$0.52	$0.50	$0.46

AFFO	$142,429	$117,919	$68,496	$64,239	$48,585

AFFO per diluted share	$0.64	$0.60	$0.52	$0.51	$0.47

Cash dividends paid per share	$0.548	$0.545	$0.443	$0.435	$0.431

Weighted average diluted shares outstanding	222,236,071	196,619,866	132,931,813	126,582,609	103,977,023

For the nine months ended September 30,	2014	2013	2012	2011	2010

Net income available to common stockholders	$156,540	$149,781	$85,998	$97,837	$74,717

Depreciation and amortization	277,804	222,863	108,628	87,628	70,814

Provisions for impairment on investment properties	2,676	3,028	667	378	171

Gain on sales of investment properties	(16,818)	(50,467)	(6,010)	(4,529)	(4,284)

Merger-related costs	-	12,875	5,495	-	-

FFO adjustments allocable to noncontrolling interests	(1,032)	(680)	-	-	-

FFO	$419,170	$337,400	$194,778	$181,314	$141,418

FFO per diluted share	$1.93	$1.79	$1.47	$1.46	$1.36

AFFO	$416,255	$337,439	$201,290	$184,847	$143,930

AFFO per diluted share	$1.92	$1.79	$1.52	$1.49	$1.39

Cash dividends paid per share	$1.642	$1.602	$1.317	$1.301	$1.290

Weighted average diluted shares outstanding	216,830,013	188,399,848	132,845,970	124,013,142	103,887,679

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2014 and December 31, 2013

(dollars in thousands, except per share data)

	2014	2013
ASSETS	(unaudited)

Real estate, at cost:

Land	$3,008,036	$2,791,147

Buildings and improvements	7,995,808	7,108,328
Total real estate, at cost	11,003,844	9,899,475

Less accumulated depreciation and amortization	(1,317,760)	(1,114,888)
Net real estate held for investment	9,686,084	8,784,587

Real estate held for sale, net	15,757	12,022
Net real estate	9,701,841	8,796,609

Cash and cash equivalents	16,936	10,257

Accounts receivable, net	47,852	39,323

Acquired lease intangible assets, net	1,059,879	935,459

Goodwill	15,535	15,660

Other assets, net	97,797	127,133
Total assets	$10,939,840	$9,924,441

LIABILITIES AND EQUITY

Distributions payable	$43,289	$41,452

Accounts payable and accrued expenses	78,271	102,511

Acquired lease intangible liabilities, net	201,245	148,250

Other liabilities	44,410	44,030

Preferred shares subject to mandatory redemption	220,000	-

Line of credit payable	45,000	128,000

Term loan	70,000	70,000

Mortgages payable, net	862,212	783,360

Notes payable, net	3,785,027	3,185,480
Total liabilities	5,349,454	4,503,083

Commitments and contingencies

Stockholders’ equity:

Preferred stock and paid in capital, par value $0.01 per share, 69,900,000 shares authorized, 16,350,000 shares issued and outstanding as of September 30, 2014 and 25,150,000 shares issued and outstanding as of December 31, 2013	395,377	609,363

Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 222,670,846 shares issued and outstanding as of September 30, 2014 and 207,485,073 shares issued and outstanding at December 31, 2013	6,361,400	5,767,878

Distributions in excess of net income	(1,194,987)	(991,794)
Total stockholders’ equity	5,561,790	5,385,447

Noncontrolling interests	28,596	35,911
Total equity	5,590,386	5,421,358
Total liabilities and equity	$10,939,840	$9,924,441

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
Q3 YTD 2014	5.4%	13.7%	3.8%	13.4%	2.3%	4.6%	2.0%	8.3%	1.2%	7.6%

Compounded Average Annual Total Return (5)		16.4%		10.9%		10.1%		9.5%		9.3%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)	FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)

Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.

(3)	Includes reinvestment of dividends. Source: NAREIT website and Factset.

(4)	Price only index, does not include dividends. Source: Factset.

(5)

All of these Compounded Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through September 30, 2014, and (except for NASDAQ) assuming reinvestment of dividends. Past Performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.

Property Type Diversification

The following table sets forth certain property type information regarding Realty Income’s property portfolio as of September 30, 2014 (dollars in thousands):

		Approximate	Rental Revenue for		Percentage of
	Number of	Leasable	the Quarter Ended		Rental
Property Type	Properties	Square Feet	September 30, 2014	(1)	Revenue

Retail	4,128	46,451,000	$176,992		78.2%

Industrial and distribution	81	15,869,200	23,248		10.3

Office	46	3,519,900	15,097		6.7

Manufacturing	14	3,875,200	5,616		2.5

Agriculture	15	184,500	5,267		2.3

Totals	4,284	69,899,800	$226,220		100.0%

(1)

Includes rental revenue for all properties owned by Realty Income at September 30, 2014, including revenue from properties reclassified as discontinued operations of $13. Excludes revenue of $44 from properties owned by Crest and $581 from sold properties that were included in continuing operations.

Tenant Diversification

The largest tenants based on percentage of total portfolio rental revenue at September 30, 2014 include the following:

Tenant	Number of Properties	% of Revenue

Walgreens	116	5.4%

FedEx	38	5.1%

Dollar General	502	4.9%

LA Fitness	46	4.7%

Family Dollar	453	4.5%

BJ’s Wholesale Clubs	15	2.9%

AMC Theatres	20	2.8%

Diageo	17	2.7%

Regal Cinemas	23	2.3%

Northern Tier Energy/Super America	134	2.2%

CVS Pharmacy	56	2.1%

Rite Aid	58	1.9%

TBC Corporation	149	1.9%

Circle K	168	1.8%

The Pantry	145	1.7%

Walmart/Sam’s Club	19	1.4%

GPM Investments/Fas Mart	140	1.4%

NPC International	202	1.4%

Smart & Final	36	1.2%

FreedomRoads/Camping World	18	1.2%

Industry Diversification

The following table sets forth certain information regarding Realty Income’s property portfolio classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

		Percentage of Rental Revenue(1)

	For the
	Quarter Ended	For the Years Ended

	September 30,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2014	2013	2012	2011	2010	2009	2008

Retail industries

Apparel stores	2.2%	1.9%	1.7%	1.4%	1.2%	1.1%	1.1%

Automotive collision services	0.8	0.8	1.1	0.9	1.0	1.1	1.0

Automotive parts	1.3	1.2	1.0	1.2	1.4	1.5	1.6

Automotive service	1.8	2.1	3.1	3.7	4.7	4.8	4.8

Automotive tire services	3.1	3.6	4.7	5.6	6.4	6.9	6.7

Book stores	*	*	0.1	0.1	0.1	0.2	0.2

Child care	2.2	2.8	4.5	5.2	6.5	7.3	7.6

Consumer electronics	0.3	0.3	0.5	0.5	0.6	0.7	0.8

Convenience stores	10.0	11.2	16.3	18.5	17.1	16.9	15.8

Crafts and novelties	0.5	0.5	0.3	0.2	0.3	0.3	0.3

Dollar stores	9.6	6.2	2.2	-	-	-	-

Drug stores	9.4	8.1	3.5	3.8	4.1	4.3	4.1

Education	0.4	0.4	0.7	0.7	0.8	0.9	0.8

Entertainment	0.6	0.6	0.9	1.0	1.2	1.3	1.2

Equipment services	0.1	0.1	0.1	0.2	0.2	0.2	0.2

Financial services	1.4	1.5	0.2	0.2	0.2	0.2	0.2

General merchandise	1.2	1.1	0.6	0.6	0.8	0.8	0.8

Grocery stores	3.2	2.9	3.7	1.6	0.9	0.7	0.7

Health and fitness	7.0	6.3	6.8	6.4	6.9	5.9	5.6

Health care	1.1	1.1	-	-	-	-	-

Home furnishings	0.7	0.9	1.0	1.1	1.3	1.3	2.4

Home improvement	2.0	1.6	1.5	1.7	2.0	2.2	2.1

Jewelry	0.1	0.1	-	-	-	-	-

Motor vehicle dealerships	1.5	1.6	2.1	2.2	2.6	2.7	3.2

Office supplies	0.4	0.5	0.8	0.9	0.9	1.0	1.0

Pet supplies and services	0.7	0.8	0.6	0.7	0.9	0.9	0.8

Restaurants - casual dining	4.2	5.1	7.3	10.9	13.4	13.7	14.3

Restaurants - quick service	3.5	4.4	5.9	6.6	7.7	8.3	8.2

Shoe stores	0.1	0.1	0.1	0.2	0.1	-	-

Sporting goods	1.7	1.7	2.5	2.7	2.7	2.6	2.3

Theaters	5.2	6.2	9.4	8.8	8.9	9.2	9.0

Transportation services	0.1	0.1	0.2	0.2	0.2	0.2	0.2

Wholesale clubs	4.1	3.9	3.2	0.7	-	-	-

Other	*	0.1	0.1	0.1	0.3	1.1	1.2

Retail industries	80.5%	79.8%	86.7%	88.6%	95.4%	98.3%	98.2%

Industry Diversification (continued)

	Percentage of Rental Revenue(1)

	For the
	Quarter Ended	For the Years Ended

	September 30,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2014	2013	2012	2011	2010	2009	2008

Non-retail industries

Aerospace	1.2	1.2	0.9	0.5	-	-	-

Beverages	2.8	3.3	5.1	5.6	3.0	-	-

Consumer appliances	0.5	0.6	0.1	-	-	-	-

Consumer goods	0.9	1.0	0.1	-	-	-	-

Crafts and novelties	0.1	0.1	-	-	-	-	-

Diversified industrial	0.6	0.2	0.1	-	-	-	-

Electric utilities	0.1	*	-	-	-	-	-

Equipment services	0.5	0.4	0.3	0.2	-	-	-

Financial services	0.4	0.5	0.4	0.3	-	-	-

Food processing	1.3	1.5	1.3	0.7	-	-	-

General merchandise	0.3	-	-	-	-	-	-

Government services	1.2	1.4	0.1	0.1	0.1	0.1	-

Health care	0.7	0.8	*	*	-	-	-

Home furnishings	0.2	0.2	-	-	-	-	-

Home improvement	*	-	-	-	-	-	-

Insurance	0.1	0.1	*	-	-	-	-

Machinery	0.2	0.2	0.1	-	-	-	-

Other manufacturing	0.7	0.6	-	-	-	-	-

Packaging	0.8	0.9	0.7	0.4	-	-	-

Paper	0.2	0.2	0.1	0.1	-	-	-

Shoe stores	0.8	0.9	-	-	-	-	-

Telecommunications	0.7	0.7	0.8	0.7	-	-	-

Transportation services	5.0	5.3	2.2	1.6	-	-	-

Other	0.2	0.1	1.0	1.2	1.5	1.6	1.8

Non-retail industries	19.5%	20.2%	13.3%	11.4%	4.6%	1.7%	1.8%

Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

*               Less than 0.1%

(1)            Includes rental revenue for all properties owned by Realty Income at the end of each period presented, including revenue from properties reclassified as discontinued operations. Excludes revenue from properties owned by Crest Net Lease, Inc., or Crest.

Lease Expirations

The following table sets forth certain information regarding Realty Income’s property portfolio regarding the timing of the lease term expirations (excluding rights to extend a lease at the option of the tenant) on our 4,189 net leased, single-tenant properties as of September 30, 2014 (dollars in thousands):

Total Portfolio(1)							Initial Expirations(3)			Subsequent Expirations(4)
				Rental				Rental			Rental
				Revenue				Revenue			Revenue
				for the				for the			for the
	Number			Quarter		% of		Quarter	% of		Quarter	% of
	of Leases		Approx.	Ended		Total	Number	Ended	Total	Number	Ended	Total
	Expiring		Leasable	Sep 30,		Rental	of Leases	Sep 30,	Rental	of Leases	Sep 30,	Rental
Year	Retail	Non-Retail	Sq. Feet	2014	(2)	Revenue	Expiring	2014	Revenue	Expiring	2014	Revenue

2014	34	-	274,100	$840		0.4%	8	$298	0.1%	26	$542	0.3%
2015	154	-	758,800	3,269		1.5	62	1,331	0.6	92	1,938	0.9
2016	201	1	1,223,700	4,618		2.1	121	2,830	1.3	81	1,788	0.8
2017	205	2	2,265,600	6,620		3.0	50	3,191	1.4	157	3,429	1.6
2018	282	10	4,011,100	11,552		5.2	169	8,219	3.7	123	3,333	1.5
2019	227	11	3,864,700	13,005		5.8	169	11,051	4.9	69	1,954	0.9
2020	114	12	3,750,200	10,092		4.5	105	9,255	4.1	21	837	0.4
2021	185	13	5,490,000	14,471		6.5	187	13,893	6.2	11	578	0.3
2022	223	18	7,419,200	14,953		6.7	221	14,416	6.5	20	537	0.2
2023	351	19	6,187,800	21,406		9.6	357	20,722	9.3	13	684	0.3
2024	164	10	2,944,200	9,106		4.1	169	8,938	4.0	5	168	0.1
2025	307	10	4,174,100	17,706		7.9	297	17,158	7.7	20	548	0.2
2026	233	4	3,207,600	12,279		5.5	233	12,153	5.4	4	126	0.1
2027	464	3	5,162,700	17,659		7.9	465	17,619	7.9	2	40	*
2028	283	5	6,018,600	15,936		7.1	286	15,881	7.1	2	55	*
2029 - 2043	609	35	11,399,800	49,593		22.2	636	49,387	22.1	8	206	0.1

Totals	4,036	153	68,152,200	$223,105		100.0%	3,535	$206,342	92.3%	654	$16,763	7.7%

*	Less than 0.1%

(1)

Excludes 21 multi-tenant properties and 74 vacant properties, one of which is a multi-tenant property. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)

Includes rental revenue of $13 from properties reclassified as discontinued operations and excludes revenue of $3,115 from 21 multi-tenant properties and from 74 vacant properties at September 30, 2014, $581 from sold properties included in continuing operations and $44 from properties owned by Crest.

(3)	Represents leases to the initial tenant of the property that are expiring for the first time.

(4)	Represents lease expirations on properties in the portfolio, which have previously been renewed, extended or re-tenanted.

Geographic Diversification

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio as of September 30, 2014 (dollars in thousands):

			Approximate	Rental Revenue for		Percentage of
	Number of	Percent	Leasable	the Quarter Ended		Rental
State	Properties	Leased	Square Feet	September 30, 2014	(1)	Revenue
Alabama	128	98%	1,039,500	$3,416		1.5%
Alaska	3	100	275,900	457		0.2
Arizona	113	96	1,546,400	6,000		2.6
Arkansas	53	98	782,600	1,653		0.7
California	167	99	5,332,400	23,873		10.6
Colorado	72	99	1,045,400	3,737		1.7
Connecticut	25	96	536,900	2,483		1.1
Delaware	17	100	78,300	634		0.3
Florida	322	99	3,379,000	13,545		6.0
Georgia	237	97	3,363,900	9,768		4.3
Hawaii	--	--	--	--		--
Idaho	12	100	87,000	438		0.2
Illinois	159	99	4,507,800	12,759		5.6
Indiana	106	99	1,172,800	5,315		2.3
Iowa	35	94	2,751,700	3,332		1.5
Kansas	80	99	1,359,400	3,167		1.4
Kentucky	56	96	902,200	3,160		1.4
Louisiana	88	99	961,700	2,789		1.2
Maine	10	100	145,300	840		0.4
Maryland	33	100	772,000	4,234		1.9
Massachusetts	82	98	755,900	3,426		1.5
Michigan	107	98	1,028,400	3,418		1.5
Minnesota	155	100	1,153,200	7,354		3.2
Mississippi	122	98	1,566,100	3,783		1.7
Missouri	133	98	2,568,000	8,059		3.6
Montana	1	100	5,400	13		*
Nebraska	31	100	708,700	1,748		0.8
Nevada	22	95	413,000	1,289		0.6
New Hampshire	20	100	320,100	1,479		0.7
New Jersey	67	99	577,300	3,486		1.5
New Mexico	30	100	294,000	742		0.3
New York	87	97	2,203,500	10,876		4.8
North Carolina	148	99	1,504,600	5,718		2.5
North Dakota	7	100	66,000	118		*
Ohio	213	99	5,058,200	12,290		5.4
Oklahoma	125	99	1,598,300	3,761		1.7
Oregon	25	96	525,400	1,830		0.8
Pennsylvania	146	99	1,785,500	7,186		3.2
Rhode Island	4	100	157,200	808		0.4
South Carolina	134	99	974,900	4,441		2.0
South Dakota	11	100	133,500	244		0.1
Tennessee	198	96	2,595,900	6,347		2.8
Texas	441	98	8,149,400	21,855		9.7
Utah	13	100	749,000	1,338		0.6
Vermont	5	100	98,000	478		0.2
Virginia	141	97	2,662,600	7,038		3.1
Washington	38	97	415,300	1,571		0.7
West Virginia	12	100	261,200	916		0.4
Wisconsin	43	95	1,481,600	2,795		1.2
Wyoming	3	100	21,100	64		*
Puerto Rico	4	100	28,300	149		0.1

Totals\Average	4,284	98%	69,899,800	$226,220		100.0%

*	Less than 0.1%

(1)

Includes rental revenue for all properties owned by Realty Income at September 30, 2014, including revenue from properties reclassified as discontinued operations of $13. Excludes revenue of $44 from properties owned by Crest and $581 from sold properties that were included in continuing operations.